                                                                   Exhibit 10.38


                            STOCK PURCHASE AGREEMENT


                                 By and Between

                       CONLEY, CANITANO & ASSOCIATES, INC.


                                       and

                                  LUC DE GROOF

                          Dated as of January 12, 1999

                                TABLE OF CONTENTS

SECTION 1.  DEFINITIONS...........................................................................................1
SECTION 2.  SALE AND PURCHASE OF STOCK............................................................................5
         2.1      Sale and Purchase of Shares.....................................................................5
         2.2      Closing Payments................................................................................5
SECTION 3.  CLOSING AND DELIVERIES................................................................................6
         3.1      Closing.........................................................................................6
         3.2      Deliveries by the Company and the Shareholder...................................................6
         3.3      Deliveries by Buyer.............................................................................7
SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER.....................................................7
         4.1      Organization and Good Standing; Corporate Authority. ...........................................7
         4.2      Validity and Non-Contravention..................................................................8
         4.3      Capitalization..................................................................................8
         4.4      Options or Other Rights; Subsidiaries...........................................................8
         4.5      Affiliates......................................................................................8
         4.6      Consents........................................................................................9
         4.7      Financial Statements............................................................................9
         4.8      No Material Adverse Changes.....................................................................9
         4.9      Ordinary Course................................................................................10
         4.10     Agreements, Etc................................................................................10
         4.11     Labor Relations and Practices..................................................................10
         4.12     Licenses and Permits...........................................................................11
         4.13     Intellectual Property..........................................................................11
         4.14     Litigation and Orders..........................................................................11
         4.15     Taxes..........................................................................................12
         4.16     Environmental..................................................................................13
         4.17     Insurance......................................................................................13
         4.18     Accounts Receivable............................................................................13
         4.19     Real Property and Leases.......................................................................13
         4.20     Title to Assets and Properties.................................................................13
         4.21     Undisclosed Liabilities........................................................................13
         4.22     Customers and Suppliers........................................................................14
         4.23     Compliance With Laws...........................................................................14
         4.24     No Brokers', Finders' or Insider Fees..........................................................14
         4.25     Product Warranty and Product Liability.........................................................14
         4.26     Employee Benefit Plans; ERISA..................................................................14
                  4.27     Employees.  ..........................................................................16
                  4.28     Political Contributions and Other Payments.  .........................................16
                  4.29     Securities Matters.  .................................................................17
                  4.30     Disclosure............................................................................17

                  4.31     No Other Representations..............................................................17
SECTION 5.  REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................17
         5.1      Investment Intent..............................................................................17
         5.2      Organization and Good Standing.................................................................17
         5.3      Validity of Agreements. .......................................................................18
         5.4      No Breach......................................................................................18


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
         5.5      Capitalization.................................................................................18
         5.6      No Brokers', Finders', or Insider Fees.........................................................19
         5.7      Consents.......................................................................................19
         5.8      Stock Payment Shares...........................................................................19
         5.9      Disclosure.....................................................................................19
         5.10     Buyer's Financing..............................................................................19
SECTION 6.  PRE-CLOSING COVENANTS................................................................................19
         6.1      General........................................................................................19
         6.2      Operations of Business.........................................................................19
         6.3      Full Access....................................................................................21
         6.4      Notice of Developments.........................................................................21
SECTION 7.  POST-CLOSING COVENANTS...............................................................................22
         7.1      General........................................................................................22
         7.2      Litigation Support.............................................................................22
         7.3      Transition.....................................................................................22
         7.4      Tax Matters....................................................................................22
SECTION 8.  CONDITIONS TO THE OBLIGATIONS OF BUYER...............................................................23
         8.1      Deliveries.....................................................................................23
         8.2      Representations, Warranties and Covenants......................................................23
         8.3      Third-Party Consents...........................................................................23
         8.4      No Material Adverse Change.....................................................................23
         8.5      No Orders or Actions...........................................................................23
         8.6      Employment and Noncompetition Agreement........................................................23
         8.7      Noncompetition Agreements......................................................................23
         8.8      Restricted Stock Agreement.....................................................................23
SECTION 9.  CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDER.....................................................24
         9.1      Representations, Warranties and Covenants......................................................24
         9.2      No Orders or Actions...........................................................................24
         9.3      Deliveries.....................................................................................24
SECTION 10. INDEMNIFICATION AND SURVIVAL.........................................................................24
         10.1     Indemnification by the Shareholder.............................................................24
         10.2     Indemnification by Buyer.......................................................................24
         10.3     Claims.........................................................................................25
         10.4     Third Party Claims.............................................................................25
         10.5     Limitations on Indemnification.................................................................25
         10.6     Survival of Representations and Warranties.....................................................26
         10.7     Indemnification Exclusive......................................................................26
         10.8     General Qualifications on Indemnification......................................................26
         10.9     Payment in Common Stock........................................................................27
SECTION 11. TERMINATION..........................................................................................27
         11.1     Termination of Agreement.......................................................................27
         11.2     Effect of Termination..........................................................................28
SECTION 12. MISCELLANEOUS........................................................................................28
         12.1     Waivers and Amendments.........................................................................28
         12.2     Notices........................................................................................28
         12.3     Fees and Expenses..............................................................................29
         12.4     Successors and Assigns.........................................................................29
         12.5     Choice of Law..................................................................................29



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
         12.6     Dispute Resolution.............................................................................29
         12.7     Severability...................................................................................30
         12.8     Entire Agreement...............................................................................30
         12.9     Construction...................................................................................30
         12.10    Incorporation of Exhibits and Schedules........................................................30
         12.11    Headings and Recitals..........................................................................31
         12.12    Counterparts...................................................................................31
         12.13    Knowledge......................................................................................31



                                      iii

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                                    SCHEDULES

Schedule 4.2               Validity and Non-Contravention
Schedule 4.3               Capitalization
Schedule 4.5               Affiliates
Schedule 4.6               Consents
Schedule 4.7(a)            Financial Statements
Schedule 4.7(b)            Exceptions to Financial Statements
Schedule 4.8               No Material Adverse Changes
Schedule 4.9               Ordinary Course
Schedule 4.10              Agreements, Etc.
Schedule 4.11(a)           Employees
Schedule 4.11(b)           Labor Matters
Schedule 4.12              Licenses and Permits
Schedule 4.13              Intellectual Property
Schedule 4.14              Litigation and Orders
Schedule 4.15              Tax Matters
Schedule 4.17              Insurance
Schedule 4.19              Real Property and Leases
Schedule 4.20              Title to Assets and Properties
Schedule 4.21              Undisclosed Liabilities
Schedule 4.22              Customers and Suppliers
Schedule 4.23              Compliance with Laws
Schedule 4.24              Brokers
Schedule 4.25              Product Warranty and Product Liability
Schedule 4.26              Employee Benefit Plans; ERISA
Schedule 4.27              Highly Compensated Employees
Schedule 6.2               Operations of Business




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                                    EXHIBITS


 EXHIBIT A        FORM OF RESTRICTED STOCK AGREEMENT
 EXHIBIT B        FORM OF EMPLOYMENT AND NONCOMPETITION AGREEMENT
 EXHIBIT C        FORM OF NONCOMPETITION AGREEMENT
 EXHIBIT D        FORM OF EMPLOYMENT AGREEMENTS
 EXHIBIT E        LEGAL OPINION - COMPANY COUNSEL
 EXHIBIT F        LEGAL OPINION - BUYER'S COUNSEL

                            STOCK PURCHASE AGREEMENT


                  This Stock Purchase Agreement, dated as of January 12, 1999 (this "Agreement"), is made by and between Conley, Canitano & Associates, Inc., an Ohio corporation (the "Buyer"), and Luc De Groof, an individual resident of Georgia (the "Shareholder").


                                    RECITALS:

                  A. The Shareholder is the beneficial and record owner of all the issued and outstanding shares of capital stock (the "Shares") of Bureau Van Dijk Computer Services, Inc., a Georgia corporation (the "Company").

                  B. The Shareholder desires to sell to Buyer, and Buyer desires to purchase from the Shareholder, all of the Shares upon the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


SECTION 1. DEFINITIONS

                  The following terms when used in this Agreement shall have the following respective meanings:

                  "Actions" shall mean any pending, litigation, action, suit, investigation, proceeding, hearing, complaint, assessment, inquiry or judgment, administrative or judicial, at law or in equity.

                  "Affiliate" shall mean any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person owns fifty-one percent (51%) or more of any class of stock of the "controlled" Person or possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the controlled Person, whether through ownership of stock or partnership interests, by contract, or otherwise.

                  "Agreement" means this Agreement.

                  "Ancillary Agreements" shall mean the Employment and Noncompetition Agreement, the Restricted Stock Agreement and the Noncompetition Agreements, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

                  "Articles of Incorporation" shall mean, as applicable (a) the Amended and Restated Articles of Incorporation of Buyer or (b) the Articles of Incorporation of the Company.

                  "Basket" shall have the meaning set forth in Section 10.5(a).

                  "Buyer" shall have the meaning set forth in the preamble hereto.

                  "Bylaws" shall mean the Bylaws of the Company.

                  "Cap" shall have the meaning set forth in Section 10.5(a).

                  "Cash Payment" shall have the meaning set forth in Section 2.2(a).

                  "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended.

                  "Claimant" shall have the meaning set forth in Section 10.3.

                  "Closing" shall have the meaning set forth in Section 3.1.

                  "Closing Date" shall have the meaning set forth in Section
3.1.

                  "Closing Payments" shall have the meaning set forth in Section 2.2.

                  "Code" shall have the meaning set forth in Section 4.15(e).

                  "Common Stock" shall have the meaning set forth in Section 2.2(b).

                  "Company" shall have the meaning set forth in the preamble hereto.

                  "Consents" shall mean any consent, approval, authorization, waiver or notification of a Governmental Authority or any other Person.

                  "Contaminants" shall mean any contaminant, pollutant or hazardous substance, as defined by CERCLA, as well as any waste materials, petroleum and petroleum products.

                  "Contracts" shall have the meaning set forth in Section 4.2.

                  "Conversion Shares" shall have the meaning set forth in
Section 5.5.

                  "Convertible Preferred Stock" shall have the meaning set forth in Section 5.5.

                  "Current Period" shall mean (i) any taxable year or other period ending on or before the Closing for which a Tax Return is not required to be filed on or before the Closing, and (ii) in




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the case of a taxable year or other period beginning before and ending after the
Closing, that portion of such taxable year or other period that ends on and includes the Closing.

                  "Current Period Tax" shall mean the total tax due for a Current Period.

                  "Debt" of any Person shall mean either (a) any liability of such Person (i) for borrowed money (including the current portion thereof), or
(ii) under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with U.S. generally accepted accounting principles ("GAAP"), or (v) for all or any part of the deferred purchase price of property or services (other than trade payables), or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, (i) Debt shall include
(a) all "cut" but uncashed checks issued by the Company that are outstanding on the Closing Date and (b) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees or expenses (including reasonable attorney's fees) associated with the prepayment of any Debt.

                  "Employee Plans" shall have the meaning set forth in Section 4.26(a).

                  "Employment and Noncompetition Agreement" shall mean the agreement to be delivered at the Closing as set forth in Section 3.2(i).

                  "Financial Statements" shall have the meaning set forth in
Section 4.7(a).

                  "GAAP" means United States generally accepted accounting principles.

                  "Governmental Authority" shall mean any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal state, local or foreign court or arbitrator.

                  "Indemnitor" shall have the meaning set forth in Section 10.3.

                  "Intellectual Property" shall have the meaning set forth in
Section 4.13(a).

                  "Intellectual Property Rights" shall have the meaning set forth in Section 4.13.

                  "Interim Financial Statements" shall have the meaning set forth in Section 4.7(a).

                  "Investment" shall mean any equity interest, directly or indirectly, in any Person in excess of five percent (5%) of the total equity ownership of such Person.

                  "Laws" shall mean any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Authority.



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                  "Liens" shall mean any mortgage, lien, pledge, encumbrance, security interest, claim, charge, defect in title or other restriction.

                  "Losses" shall have the meaning set forth in Section 10.1.

                  "Material Customers" shall have the meaning set forth in
Section 4.22.

                  "Noncompetition Agreements" shall mean the agreements to be delivered at the Closing as set forth in Section 3.2(j).

                  "Options" shall mean any option, warrant, call, convertible or exchangeable security, right of conversion or exchange, subscription, unsatisfied preemptive right, other agreement or right of similar nature, whether oral or written.

                  "Orders" shall mean any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

                  "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Permits" shall mean any license, permit, authorization, grant, approval, franchise, waiver, Consent, qualification or similar document or authority issued or granted by any Governmental Authority the non-existence of which would have a material adverse effect on the party required to obtain such.

                  "Person" shall mean any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

                  "Plan" shall have the meaning set forth in Section 5.5.

                  "Redeemable Preferred Stock" shall have the meaning set forth in Section 5.5.

                  "Regulations" shall mean the Code of Regulations of Buyer.

                  "Restricted Stock Agreement" shall mean the agreement to be delivered at the Closing as set forth in Section 3.2(h).

                  "SAP" shall have the meaning set forth in Section 4.27.

                  " Shareholder" shall have the meaning set forth in the preamble hereto.

                  "Shares" shall have the meaning set forth in the recitals to this Agreement.

                  "Stock Payment" shall have the meaning set forth in Section 2.2(b).

                  "Subsidiary" means any corporation or entity other than the Company of which more than fifty percent (50%) of the outstanding capital stock or voting interests or rights have ordinary voting power to elect a majority of the board of directors or other managers of such entity




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(irrespective of whether or not at the time capital stock or voting interests or rights of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Company or by the Company and/or one or more
Subsidiaries or the management of which corporation or entity is under control of the Company and/or any other Subsidiary, directly or indirectly through one or more Persons and any other Person which, under GAAP, should at any time for financial reporting purposes be consolidated or combined with the Company and/or any other Subsidiary.

                  "Taxes" shall mean any domestic or foreign federal, state or local income, franchise, business, occupation, sales/use, manufacturer's excise, payroll, withholding, Federal Insurance Contributions Act and employment and unemployment taxes, personal and real property taxes and all other taxes or charges (including all interest and penalties) levied or imposed by any Governmental Authority.

                  "Taxing Authority" shall mean a Governmental Agency exercising taxing authority including, without limitation, the Internal Revenue Service.

                  "Tax Returns" shall mean returns (including informational returns), reports, statements, certificates, schedules, forms and other documents relating to Taxes.

                  "Third Party" shall have the meaning set forth in Section
10.4.

                  "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time.


SECTION 2. SALE AND PURCHASE OF STOCK

                  2.1 Sale and Purchase of Shares. At the Closing, (a) the Shareholder shall sell, assign and transfer all of the Shares to Buyer, (b) the Shareholder shall deliver to Buyer one or more stock certificates representing the Shares owned by the Shareholder, with duly executed stock powers attached in proper form for transfer, (c) Buyer shall purchase all of the Shares, and (d) Buyer shall pay and deliver to the Shareholder the consideration in the manner and amount required by this Section 2.

                  2.2 Closing Payments. In consideration for the Shares, and subject to and in accordance with Section 2.3, at the Closing Buyer shall:

                  (a) pay $17,500,000 in cash by wire transfer of immediately available funds, subject to adjustments as provided in Section 2.3 (the "Cash Payment"), and

                  (b) deliver to the Shareholder 300,000 shares of common stock of Buyer, without par value (the "Common Stock"), issued and restricted pursuant to the Restricted Stock Agreement (the "Restricted Stock Agreement") in substantially the form attached as Exhibit A (the "Stock Payment").

                  The Cash Payment and the Stock Payment are collectively referred to as the "Closing Payments."




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



SECTION 3. CLOSING AND DELIVERIES

                  3.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309-3592, on January 12, 1999 at 10:00 a.m. Atlanta time, or at such other time or place as the parties mutually agree. "Closing Date" shall mean the date on which the Closing occurs.

                  3.2 Deliveries by the Company and the Shareholder. At the Closing, the Company and the Shareholder shall deliver or cause to be delivered to Buyer the following:

                  (a) one or more certificates representing the Shares, accompanied by duly executed stock powers in proper form for transfer;

                  (b) the minute books, stock ledgers and transfer books of the Company, all fully updated to the reasonable satisfaction of the Buyer;

                  (c) receipt for the payment of the Closing Payments delivered by the Shareholder to Buyer pursuant to Section 2.3 hereof;

                  (d) a certificate of the Secretary of State of the State of Georgia as to the good standing of the Company in Georgia and a good standing certificate from the Secretary of States of California and Indiana;

                  (e) a certificate of the Secretary of the Company certifying that attached thereto are true and correct copies of (i) the Bylaws of the Company and (ii) the Articles of Incorporation of the Company;

                  (f) a resignation of all officers and directors of the Company, except as otherwise directed by the Buyer;

                  (g) the Restricted Stock Agreement duly executed by the Shareholder;

                  (h) an Employment and Noncompetition Agreement in substantially the form attached as Exhibit B duly executed by the Shareholder (the "Employment and Noncompetition Agreement");





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



                  (i) the Noncompetition Agreements in substantially the form attached as Exhibit C duly executed between the Company and each of Jean-Paul De Nys, Bernard Van Ommeslaghe and Alain Liedts (collectively, the "Noncompetition Agreements");

                  (j) the legal opinion of Smith, Gambrell & Russell, LLP, counsel to the Company and the Shareholder, in substantially the form attached as Exhibit E; and

                  (k) a copy of the agreements providing for the purchase by the Shareholder of all the shares of the Company from each of Jean-Paul De Nys, Bernard Van Ommeslaghe and Alain Liedts.

                  3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to the Shareholder the following:

                  (a) payment by wire transfer of immediately available funds necessary to satisfy Buyer's obligation under Section 2.2(a) hereof;

                  (b) one or more certificates representing the Stock Payment, accompanied by duly executed stock powers in proper form and transfer;

                  (c) the Employment and Noncompetition Agreement duly executed on behalf of the Buyer;

                  (d) the Restricted Stock Agreement duly executed on behalf of Buyer;

                  (e) a certificate of the Secretary of Buyer certifying that attached thereto is a true and correct copy of Resolutions duly and validly adopted by the Board of Directors of Buyer authorizing this Agreement, the Ancillary Agreements, the issuance of the shares of Common Stock comprising the Stock Payment and the transactions contemplated by this Agreement; and

                  (f) the legal opinion of Jones, Day, Reavis & Pogue, counsel to the Buyer, in substantially the form attached as Exhibit F.



SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

                  The Shareholder hereby represents and warrants to Buyer that:

                  4.1 Organization and Good Standing; Corporate Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of




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



Georgia and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted. The Company is duly qualified to do business and is in good standing in the States of California and Indiana and in each other State where failure to qualify would have a material adverse affect on the business, operations or financial condition of the Company taken as a whole.

                  4.2 Validity and Non-Contravention. This Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder (to the extent the Shareholder is a party) in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the entrustment of creditors' interests and (b) the availability of equitable remedies (whether in a proceeding in equity or at law). The Shareholder has full capacity, authority and right to execute and deliver this Agreement and the Ancillary Agreements and to transfer and deliver to Buyer the Shares. Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement or the Ancillary Agreements by the Shareholder nor the performance of his obligations hereunder or thereunder will
(a) violate, conflict with or result in a breach of any Laws or Orders or the Articles of Incorporation or Bylaws of the Company, (b) violate, conflict with or result in a breach or termination of, or otherwise give any contracting party additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument, whether written or oral, express or implied (collectively, "Contracts") to which the Company or the Shareholder is a party or by which any of the assets or properties of the Company are bound, or (c) result in the creation or imposition of any Liens with respect to the Shares or any of the properties or assets of the Company.

                  4.3 Capitalization. The authorized capital stock of the Company consists of 1,000 shares of common stock, no par value, of which 1,000 shares are issued and outstanding, all of which were duly issued and are fully paid and nonassessable. The Shareholder (a) is the record and beneficial owner of all of the outstanding Shares; (b) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and the Ancillary Agreements and to sell, assign, transfer and deliver the Shares to Buyer, and (c) except as set forth in Schedule 4.3, has good and marketable title to the Shares free and clear of all Liens or Options. Upon the consummation of the transaction contemplated by this Agreement in accordance with the terms hereof, Buyer shall acquire good and marketable title to the Shares, free and clear of all Liens and Options.

                  4.4 Options or Other Rights; Subsidiaries. There are no authorized or outstanding Options providing for or relating to the issuance, transfer or voting of any Shares or any unissued securities of the Company. The Company has no Subsidiaries and no Investments.

                  4.5 Affiliates. Except as set forth in Schedule 4.5,

                  (a) the Company does not own, directly or indirectly, any of the outstanding shares or securities convertible into capital shares of any corporation or any participating interest in any partnership, joint venture or other business enterprise.



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


                  (b) the Shareholder does not have any direct or indirect interest (i) in, or is a director, officer or employee of, any entity which is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor or potential competitor of the Company, (ii) in any property, asset or right which is owned or used by the Company in the conduct of its business, or (iii) in any contractual relationship with the Company other than the employment of the Shareholder as an employee of the Company or as provided in this Agreement.

                  4.6 Consents. Except as set forth in Schedule 4.6, no Consents are required in connection with the execution and delivery by the Shareholder or the Company of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

                  4.7 Financial Statements.

                  (a) Set forth on Schedule 4.7(a) are correct and complete copies of (i) the audited balance sheets of the Company as of December 31, 1996 and 1997 and the related statements of operations and cash flows for the years then ended, together with the notes thereto, and the other financial information included therewith (collectively, the "Financial Statements"), (ii) the reviewed balance sheet of the Company as of September 30, 1998 and the related statements of operations and cash flows for the nine-month period then ended (the "Third-Quarter Statements"), and (iii) the balance sheet of the Company as of November 30, 1998 (which reflects all adjustments resulting from the 1996 and 1997 audits and the September 30, 1998 review) and the related statements of operations for the month then ended (the "Interim Financial Statements").

                  (b) Except as set forth in Schedule 4.7(b), the Financial Statements, Third-Quarter Statements and the Interim Financial Statements (i) are consistent with the books and records of the Company (which are accurate and complete in all material respects), (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated (except that the Interim Financial Statements lack footnote disclosure and are subject to customary year-end adjustments) and (iii) fairly present the financial position, results of operations and cash flows of the Company at the respective dates thereof and for the periods therein indicated.

                  4.8 No Material Adverse Changes. Except as set forth in
Schedule 4.8 or as reflected in the Interim Financial Statements, since September 30, 1998 there has not been any (a) material adverse change in the financial condition of the Company or in the assets, liabilities, business, or results of operations of the Company taken as a whole, (b) declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company, (c) cancellation of any debt or claim held by the Company, (d) loss, destruction or damage to any property which would have a material adverse effect on operations of the Company, whether or not insured, (e) acquisition or disposition of any assets or other transaction by the Company other than in the Ordinary Course of Business, (f) transaction or agreement involving the Company and any officer, director, employee (other than in the Ordinary Course of Business) or the Shareholder of the Company, (g) increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of the Company or any establishment (other than in the Ordinary Course of Business) or creation of any employee benefit plan, (h) any organized labor trouble involving the Company, (i) arrangements relating to any royalty, dividend or similar payment based on the sales volume of the Company, whether as part of the terms of the Company's capital stock or by any separate agreement,
(j)
customer that has terminated an engagement of the Company prior to completion, or, to the best knowledge of the Shareholder, customer that has provided notice to the Company or the Shareholder that such customer intends to do so, (k) incurrence of indebtedness or any material Lien other than in the Ordinary Course of Business, but in no event greater than $200,000 in the aggregate, or
(l) any agreement with respect to any of the foregoing actions.

                  4.9 Ordinary Course. Except as set forth in the Schedules attached hereto and except for actions taken with Buyer's knowledge in order to facilitate or in contemplation of the transactions contemplated in by Agreement, since December 31, 1997, the Company has conducted its business in all material respects only in the Ordinary Course of Business.

                  4.10 Agreements, Etc. Except as set forth in Schedule 4.10, the Company is not a party to or bound by (a) any Contracts (other than oral agreements for at will employment) relating to the employment of any Person by the Company, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement insurance, health, welfare or other employee benefit plan, (b) any loan or advance to, or Investment in, any other Person or any Contracts relating to the making of any such loan, advance or Investment, (c) any indemnity, or any guarantee or other contingent liability, whether written or oral, in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the Ordinary Course of Business), (d) any Contracts limiting the freedom of the Company to engage in any line of business or to compete with any other Person, (e) Contracts requiring future payments in excess of $10,000 annually, (f) any Contracts for the sale, lease, license or disposition of products or services in excess of $100,000 annually or (g) any other material Contract. All of such Contracts and instruments set forth in Schedule 4.10 (or required to be set forth in Schedule 4.10) are in full force and effect, there exists no material default or breach thereunder by the Company, or to the best knowledge of the Shareholder, by any other party thereto, and the Company has not received any written notice claiming that the Company has committed any such material default or breach or indicating the desire or intention of any party thereto to amend, modify, rescind or terminate the same. Except as set forth on
Schedule 4.10, the Shareholder is not a party to or bound by any Contract limiting the freedom to engage in any line of business or compete with any Person. To the best knowledge of the Shareholder, no employee is bound by or is a party to any contract limiting the freedom of such employee to perform such employee's current duties on behalf of the Company.

                  4.11 Labor Relations and Practices. The Company has no Contracts with any labor union or other labor organization or employee bargaining group relating to its employees. The Shareholder has no knowledge of any efforts being made on the part of any labor union or other labor organization or employee bargaining group or any employee with respect to representation or organization of any of the Company's employees. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it as of the date hereof or amounts required to be reimbursed to such employees. The Company is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. No claims of employment discrimination, sexual harassment or unfair labor practices or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations are pending against the Company or, to the best knowledge of the Shareholder, threatened against the Company.

                  4.12 Licenses and Permits. Schedule 4.12 sets forth a complete and accurate list and description of all Permits of any Governmental Authority held by the Company. The Company is in substantial compliance with the terms of such Permits and there is no pending or, to the best knowledge of the Shareholder, threatened termination, expiration (other than Permits issued for a specified terms that expire and require renewal according to their terms), or revocation thereof. Except for the Permits and authorizations set forth and described in Schedule 4.12, neither the Company's conduct of its business nor its ownership or use of any of its properties or assets is dependent on any Permit.

                  4.13 Intellectual Property.

                  (a) Schedule 4.13 sets forth an accurate and complete list of all letters patents, patents, patent applications, patent licenses, software licenses, know-how, licenses, trade names, brand names, trade secrets, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications and all other intangible property rights or technology owned or used by the Company in the operation of its business (collectively the "Intellectual Property").

                  (b) No claim is pending or, to the best knowledge of the Shareholder, threatened against the Company nor has the Company received any written notice or claim from any Person asserting that any of the Company's present or contemplated activities infringe or may infringe any Intellectual Property Rights (as defined below) of such Person and the Shareholder is not aware of any infringement by any other Person of any rights of the Company under any Intellectual Property Rights.

As used herein, the term "Intellectual Property Rights" shall mean all intellectual property rights including, without limitation, all of the registered rights set forth on Schedule 4.13 and all patent, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, computer programs and other computer software, inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, including production technology and processes, all source and object code, algorithms, promotional materials, customer lists, supplier and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records. Schedule 4.13 contains a list and brief description of all registered Intellectual Property Rights.

                  4.14 Litigation and Orders. Except as set forth on Schedule 4.14, there are no Actions pending, or to the best knowledge of the Shareholder threatened, against or affecting the Company or any of its properties, assets, officers (in their capacity as such) or directors (in their capacity as such), including any seeking to enjoin or prevent the consummation of the transactions contemplated hereby, or otherwise claiming this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby are unlawful. The Company and its properties and assets are not subject to any material Orders.

                  4.15 Taxes.

                  (a) All Tax Returns that are or were required to be filed or provided before the Closing by or with respect to the Company or its income, properties, or operations have been timely filed or provided and are true, correct and complete in all material respects. All Taxes owed by the Company for the taxable periods covered by such Tax Returns (whether or not shown on any Tax Return) have been paid. The Company has not been granted any extension of time within which to file any Tax Return. No claim has ever been made by a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in such jurisdiction. No Company assets are subject to any Liens, whether or not perfected, for any Taxes, assessments, or similar charges of a Government Authority, other than Liens for current Taxes, assessments or similar charges not yet due and delinquent.

                  (b) Except as set forth in Schedule 4.15, no Tax Return filed by the Company has been or is currently being audited or examined by any Taxing Authority. There are no pending or, to the best knowledge of the Shareholder, threatened audits, claims, deficiencies, or adjustments against the Company for Taxes, and the Company has not granted any extension of the statutes of limitations for the assessment or collection of Taxes which remains in effect.

                  (c) Each estimated payment for Current Period Taxes payable by the Company has been made on or before the date on which payment is required in an amount sufficient to avoid the imposition of a penalty.

                  (d) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

                  (e) The Company has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (f) The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return and has no liability for the Taxes of any other Person.

                  (g) The Company has never been a "qualified personal service corporation" within the meaning of Section 448(d)(2) of the Code.

                  (h) The Company has disclosed on its federal income Tax Returns all positions taken thereon that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.

                  (i) The Company has not agreed to any adjustments under
Section 481 of the Code with respect to a change in method of accounting.

                  4.16 Environmental. The Company's operations, properties and assets (a) are and have been in substantial compliance with the requirements of all applicable federal, state, local and foreign environmental, health and safety statutes and regulations, and (b) are not the subject of any federal, state, local or foreign investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Contaminant into the environment.

                  4.17 Insurance. Schedule 4.17 sets forth a true and complete list and brief description (including applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, workmen's compensation, product liability, general liability and other forms of insurance, including title insurance, owned or maintained by the Company. All such policies are in full force and effect, and the Company is not in material default under any of them.

                  4.18 Accounts Receivable. To the best knowledge of the Shareholder, all trade and other accounts receivable of the Company have arisen only from bona fide transactions in the Ordinary Course of Business, are valid receivables and, to the best of the Shareholder's knowledge, the Company has not received notice from any Person owing accounts receivable disputing the amounts owed or stating that such party is or will be unable to pay such accounts when due.

                  4.19 Real Property and Leases. The Company does not own, and has never owned, any real property. Schedule 4.19 constitutes a complete and correct list of all real properties leased by the Company. The Company has delivered or caused to be delivered true, complete and correct copies of all leases for leased properties reflected in Schedule 4.19. The Company has valid and enforceable leasehold interests in, all its real properties, free and clear of all Liens except (a) Liens set forth in Schedule 4.19 and (b) Liens for current Taxes, assessments or other governmental charges not yet due and delinquent. The Company is not in violation, in any material respect, of any zoning, building or safety ordinance, regulation or requirement or any other Law, nor has it received any notice of such violation. The performance by the Shareholder of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any of its real property leases.

                  4.20 Title to Assets and Properties. The Company has good and marketable title to, or valid and enforceable leasehold interests in, all of its tangible assets and properties shown as assets on the Interim Financial Statements (other than assets disposed of since November 30, 1998 in the Ordinary Course of Business) and all assets and properties acquired since November 30, 1998, free and clear of all Liens, except (a) Liens set forth in
Schedule 4.20 and (b) Liens for current Taxes, assessments or other governmental charges not yet due and delinquent. Except as set forth on Schedule 4.20, the assets and properties owned or leased by the Company are, taken as a whole and in all material respects, in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties) and are sufficient for the conduct of the Company's business as presently conducted.

                  4.21 Undisclosed Liabilities. Except (a) as set forth in
Schedule 4.21, (b) as incurred since November 30, 1998 in the Ordinary Course of Business or (c) as set forth in the Interim Financial Statements (including the reserves provided for therein), there are no debts, liabilities or obligations, contingent or otherwise, of the Company, which are required by GAAP to be recorded as balance sheet liabilities of the Company or described in footnotes to the Company's financial statements.

                  4.22 Customers and Suppliers. Schedule 4.22 sets forth all customers, licensees and other Persons that accounted for five percent (5%) or more of the Company's revenues for the 12-month period ended December 31, 1997 and the nine-month period ended September 30, 1998 ("Material Customers"). Except as set forth on Schedule 4.22, (a) no Material Customer has terminated an engagement of the Company prior to its completion, or, to the best knowledge of Shareholder, no Material Customer has provided notice that such customer intends to do so; (b) the Company is not involved in any claim, dispute or controversy with any of its Material Customers other than claims, disputes or controversies arising in the Ordinary Course of Business, which do not involve more than $10,000 in the aggregate with respect to any one Material Customer; and (c) the Company is not involved in any claim, dispute or controversy with any of its other customers or licensees or any of its suppliers or licensors which, individually or in the aggregate, as of the date of this Agreement could reasonably be expected to have a material adverse effect upon the Company's assets, properties, liabilities, financial condition, results of operations or business, in each case taken as a whole.

                  4.23 Compliance With Laws. The Company has complied in all material respects with, and is not in violation of or in default in any material respect under, any Laws or Orders applicable to the Company or to any of its businesses, assets, properties or employees.

                  4.24 No Brokers', Finders' or Insider Fees. Except as set forth in Schedule 4.24, no Person has, or immediately following the consummation of the transactions contemplated hereby will have, as a result of any act or omission of the Shareholder or the Company, any right, interest, or valid claim against the Shareholder, the Company or Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

                  4.25 Product Warranty and Product Liability. Except as set forth in Schedule 4.25, there are no product warranty or product liability claims pending or, to the best knowledge of the Shareholder, threatened against the Company. The Company has provided Buyer with a complete and accurate list of all warranty information provided to or relied upon by its customers (other than warranties, if any, which apply to the Company's goods and services by operation of law).

                  4.26 Employee Benefit Plans; ERISA.

                  (a) Except for the employee plans disclosed on Schedule 4.26 (collectively, the "Employee Plans"), the Company does not maintain, contribute to or have an obligation to contribute to any "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), or any other severance, bonus, stock option, stock appreciation, stock purchase, retirement, insurance, health, welfare, vacation, pension, profit-sharing or deferred compensation plan, agreement or arrangement providing benefits for employees or former employees of the Company nor has the Company or any officer or director of the Company taken any action directly or indirectly to obligate the Company to institute any such Employee Benefit Plan.

                  (b) The Company does not have any liability with respect to any plans, arrangements or practices of the type described in the preceding sentence previously maintained or contributed to the Company, or to which the Company previously had an obligation to contribute, which could have a material adverse effect upon the assets and properties, operations, condition (financial or otherwise) or business of the Company, taken as a whole. The Shareholder previously delivered to Buyer or its counsel true, complete and correct copies of each of the Employee Plans, including all amendments thereto, and any other documents, forms or other instruments relating thereto reasonably requested by Buyer or its counsel. All Employee Plans have been maintained in substantial compliance with all Laws, including, without limitation, ERISA, and all Orders and have been administered in accordance with the terms of the applicable plan documents, except where such failure to comply could not have a material adverse effect on the assets and properties, operations, condition (financial or otherwise) or business of the Company, taken as a whole.

                  (c) Except as disclosed on Schedule 4.26, the Company has not made any promises or commitments to provide, and is under no obligation or liability to provide, (i) medical benefits (including through insurance) to retirees of the Company or their dependents or (ii) life insurance or other death benefits (including through insurance) to retirees of the Company or their dependents.

                  (d) No Employee Plan (i) is or at any time was funded through a "welfare benefit fund" as defined in Section 419(e) of the Code, (ii) is or at any time was subject to Title IV of ERISA, (iii) is or at any time was subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or (iv) is or at any time was a "multiemployer plan" within the meaning of
Section 3(37) or 4001(a)(13) of ERISA, or Section 414(f) of the Code, or a "multiple employer plan" within the meaning of Section 413(c) of the Code. No trade or business is or, at any time within the past six (6) years, has been, treated, together with the Company, as a single employer under Section 414 of the Code or Section 4001 of ERISA.

                  (e) The execution and performance of this Agreement or any of the Ancillary Agreements will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any present or former officer, employee, director, shareholder or consultant, or former employee (or dependents of any thereof), or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder or consultant of the Company.

                  (f) All contributions, transfers, and payments by the Company in respect of any Employee Plan have been or are fully deductible under the Code.

                  (g) No Employee Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

                  (h) Other than routine claims for benefits, there are no Actions with respect to any employee plan, nor to the best knowledge of the Shareholder and the Company, is there any basis for such Actions.

                  (i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing will have been paid, made or accrued on or before the Closing.

                  (j) Except as expressly stated to the contrary in Contracts or the instruments governing each Employee Plan made available to Buyer or its counsel prior to Closing, the Company has reserved all rights necessary to amend or terminate each of the Employee Plans without any Consents of any other Person.

                  (k) The execution and performance of this Agreement will not result in payments (or transfers of property) which constitute "excess parachute payments" within the meaning of Section 280G of the Code.

                  4.27 Employees. The Company has previously delivered to the Buyer a list of all managers, employees and consultants of the Company who, individually, have received or will receive compensation from the Company for the fiscal year of the Company ended December 31, 1998 in excess of $100,000. In each case, such Schedule included the current job title, start date with the Company and current base salary of each such individual. Except as set forth on
Schedule 4.27, the Company has not received any written notice from any key employee regarding such key employee's intention to terminate his or her employment with the Company. For each of the fiscal years ended December 31, 1996 and 1997 and on an annualized basis for the nine-month period ended September 30, 1998, the employee turnover rate has been less than twenty percent (20%) (excluding employees that have retired or have been terminated by the Company). Except as set forth in Schedule 4.27, the Company is in compliance in all material respects with the immigration laws of the United States with respect to the hiring, employment and engagement of all of its employees and consultants who are not United States citizens. As of the date hereof, the Company is in compliance in all material respects with all rules, regulations and requirements of SAP AG, SAP America, Inc., Team SAP or as an ASAP Partner, each as applicable to the Company.

                  4.28 Political Contributions and Other Payments. To the best knowledge of the Shareholder, neither the Shareholder nor the Company nor any other Person acting on behalf of the Shareholder nor the Company has, during the past two years, (i) made any payment in violation of any law to any governmental official or other governmental employee or agent (domestic or foreign) to induce the recipient or the recipient's employer to do business with, grant favorable treatment to or compromise or forego any claim against the Company, or (ii) made any significant payment or conferred any benefit which are unlawful to promote or retain sales or to help procure or maintain good relations with suppliers.

                  4.29 Securities Matters.

                  (a) The Shareholder is a sophisticated investor with sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Buyer. The Shareholder has access to and has consulted with, to the extent the Shareholder considered appropriate, lawyers, accountants or investment advisers knowledgeable in financial and business matters for the purpose of evaluating the merits and risks of investment in the Buyer.

                  (b) The Shareholder can bear the economic risk and lack of liquidity of the purchase of the Common Stock and of the loss of the entire amount of the investment, and the Shareholder understands the tax consequences of its receipt of the Common Stock.

                  (c) The Common Stock is being acquired for the Shareholder's own account and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act or any applicable state securities laws.

                  (d) The Shareholder is an "accredited investor" as that term is defined in Regulation D promulgated under the 1933 Act.

                  4.30 Disclosure. Neither this Agreement (including the Exhibits and Schedules hereto) nor any certificate or instrument signed and delivered by the Shareholder to the Buyer at Closing pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                  4.31 No Other Representations. Except as expressly set forth in this Section 4 and the Schedules corresponding to the representations and warranties set forth herein, the Shareholder makes no representations, warranties or statements, express or implied, with respect to the Company, its business, operations, assets or prospects, upon which Buyer may rely in entering into this Agreement or consummating the transactions contemplated herein. Any information disclosed on a Schedule hereto shall be deemed automatically to qualify any other representation or warranty contained herein to the extent that such information might reasonably considered relevant to such other representation or warranty, regardless of whether there is a specific cross reference.


SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to the Shareholder that:

                  5.1 Investment Intent. The Shares are being purchased for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act or any applicable state securities laws.

                  5.2 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

                  5.3 Validity of Agreements. This Agreement and the Ancillary Agreements constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the entrustment of creditors' interests and (b) the availability of equitable remedies (whether in a proceeding in equity or at law). Buyer has the corporate power and authority to enter into this Agreement and the Ancillary Agreements and to undertake and perform fully the transactions contemplated hereby or thereby. All necessary corporate action has been taken by and on behalf of Buyer with respect to the authorization, execution, delivery and performance of this Agreement and the Ancillary Agreements.

                  5.4 No Breach. Neither the execution and delivery of this Agreement or the Ancillary Agreements by Buyer nor the performance of its obligations hereunder or thereunder will violate, conflict with or result in a breach of any Laws, Orders, the Articles of Incorporation or Regulations of Buyer.

                  5.5 Capitalization. The authorized capital stock of the Buyer consists of 45,000,000 shares of Common Stock, of which 6,822,950 shares are issued and outstanding, 250,400 shares of convertible preferred stock, par value $.01 (the "Convertible Preferred Stock"), of which

250,400 shares are issued and outstanding, and 250,400 shares of redeemable preferred stock, par value $.01 (the "Redeemable Preferred Stock"), of which no shares are issued and outstanding. In addition, the Buyer has authorized and reserved for issuance upon conversion of shares of the Convertible Preferred Stock up to 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock (subject to adjustment for stock splits, stock dividends and the like) and has reserved for issuance upon the exercise of Options or issuance of restricted stock under the Buyer's 1997 Equity and Performance Incentive Plan (the "Plan") 2,500,000 shares of Common Stock (subject in each case to adjustments for stock splits, stock dividends and the like). Except for the 2,500,000 shares of Common Stock issuable as shares of restricted stock or upon conversion of outstanding Options under the Plan and the Conversion Shares or the 260,000 shares of Common Stock issuable pursuant to the warrants and options, dated April 3, 1998, the Buyer has not issued or agreed to issue and is not obligated to issue any outstanding warrants, options or other rights to purchase or acquire any shares of its capital stock, nor any outstanding securities convertible into such shares or any warrants, Options or other rights to acquire any such convertible securities. All of the outstanding shares of capital stock of the Buyer (including without limitation shares of the Convertible Preferred Stock) are duly and validly authorized and issued and are fully paid and nonassessable and have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and not subject to any preemptive rights. The Conversion Shares issuable upon conversion of shares of the Convertible Preferred Stock will upon issuance be duly and validly authorized and issued, fully paid and nonassessable and not subject to any preemptive rights and will be issued in compliance with federal and state securities laws. As used herein, the term "Conversion Shares" shall mean the shares of Redeemable Preferred Stock and Common Stock issuable upon conversion of the shares of Convertible Preferred Stock.

                  5.6 No Brokers', Finders', or Insider Fees. No Person has or, immediately following the consummation of the transactions contemplated hereby, will have, as a result of any act or omission of Buyer, any right, interest or valid claim against the Shareholder, the Company or Buyer for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

                  5.7 Consents. No Consents are required in connection with the execution and delivery by Buyer of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

                  5.8 Stock Payment Shares. The 300,000 shares of Buyer's Common Stock to be issued to Shareholder as the Stock Payment have been duly authorized for issuance to Shareholder pursuant to the terms of this Agreement, and when issued and delivered to Shareholder shall be validly issued, fully paid and non-assessable, and upon such issuance and delivery Shareholder shall acquire good title to such shares of Common Stock, free and clear of all Liens or Options except as provided in the Restricted Stock Agreement.

                  5.9 Disclosure. Neither (i) this Agreement (including the Exhibits and Schedules hereto) nor (ii) any certificate or instrument to be signed and delivered by the Buyer to the Shareholder at Closing pursuant to the terms of this Agreement, nor (iii) the 1933 Act Registration Statement on Form S-1 filed by the Company with the U.S. Securities and Exchange Commission as of July 24, 1998 and as amended to the date of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                  5.10 Buyer's Financing. Neither the Buyer nor the Company shall, as a result of the transaction contemplated herein or the terms of any indebtedness incurred to finance the transactions contemplated herein, be rendered insolvent under any definition, have unreasonably small capital to conduct their respective businesses or be unable to pay their respective debts as they mature.


SECTION 6. PRE-CLOSING COVENANTS

                  6.1 General. Each of the parties hereto shall use his or its reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

                  6.2 Operations of Business. Except as otherwise provided or disclosed in this Agreement, the Schedules hereto or the Ancillary Agreements, from the date hereof until the Closing, the Shareholder shall not and shall not cause or permit the Company to, and the Company shall not, engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, and without limiting the foregoing, the Shareholder shall not sell, transfer or assign the Shares or permit the creation of any Lien with respect to the Shares, and except as set forth in Schedule 6.2, the Company shall not take any of the following actions without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed:

                  (a) incur, create or suffer to exist any Liens except as disclosed on Schedule 4.20;

                  (b) increase the compensation of or to become payable to any officers, employees, agents, sales representatives or consultants of the Company (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) other than increases of amounts payable to employees that are not officers of the Company in the Ordinary Course of Business, or enter into any employment Contract with any officer or employee, or any Contract with any agent, sales representative or consultant, which is not terminable on or at any time after the Closing;

                  (c) make any change in the Company's authorized capital stock, including any stock split or reclassification in respect of its outstanding capital stock, or declaration, payment or setting aside for payment of any dividend, fees, or other distribution in respect of the capital stock of the Company, or any redemption, purchase or other acquisition of any of the Shares or other securities of the Company;

                  (d) make or commit to make any capital expenditures requiring the payment of in excess of $50,000 in the aggregate;

                  (e) sell, transfer or otherwise dispose of any assets of the Company, except for sales of inventory in the Ordinary Course of Business;

                  (f) incur any material obligation or liability (fixed or contingent) relating to the Company's business, except trade or business obligations incurred in the Ordinary Course of Business;

                  (g) cancel or compromise any debt or claim, or waive or release any rights of value;

                  (h) transfer, abandon, fail to maintain in good standing or grant any rights under or with respect to any material leases, licenses or agreements of the Company or the Intellectual Property, or enter into any material Contract limiting the Company's ability to conduct its operations or manufacture or distribute its products anywhere in the world;

                  (i) issue, sell or otherwise dispose of any of the capital stock or any other equity interests of the Company or any evidences of indebtedness of the Company;

                  (j) amend the Articles of Incorporation or Bylaws of the Company;

                  (k) introduce any material change with respect to the operation of the Company's business, including its methods of accounting;

                  (l) enter into any material Contract of a kind required to be listed on Schedule 4.10;

                  (m) fail to maintain the properties and assets of the business of the Company, whether owned or leased, in their current operating condition and repair, reasonable wear and tear excepted;

                  (n) fail to maintain in full force and effect insurance for the business of the Company providing coverage and amounts of coverage in accordance with its current practice;

                  (o) merge or consolidate with any other corporation or acquire any stock, business, or substantially all of the property or assets of any other Person;

                  (p) write-up the value of any of the Company's assets;

                  (q) make any loan or advance to, or any Investment in, any Person (including any officer, director, employee, agent, sales representative or consultant);

                  (r) do any act which, with or without the giving of notice or the passage of time, or both, would result in a material breach of or default under any Contract required to be listed in Schedule 4.10;

                  (s) incur any indebtedness for borrowed money; or

                  (t) enter into any agreement or understanding to do any of the foregoing.

                  6.3 Full Access. The Shareholder shall permit and shall cause the Company to permit, and the Company shall permit, representatives of Buyer to have access during reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to the Company; provided, however, that such access is reasonably necessary to perform its due diligence review in connection with this Agreement and the transactions contemplated hereby; and provided further, that all access to Company premises, employees or customers shall be provided only upon prior notice to, and approval as to reasonable timing and scope of, the Shareholder.

                  6.4 Notice of Developments. The Shareholder shall promptly notify Buyer in writing of any development in the business of the Company which would be outside the Ordinary Course of Business, or which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules. Upon receipt of written notice of any such event, Buyer shall elect within ten (10) calendar days either (i) to accept such notice and waive any inaccuracy or misrepresentation or warranty which would have occurred had such notice not been given, or any breach of this Agreement arising from the facts disclosed or (ii) terminate this Agreement pursuant to
Section 11(b) by delivering written notice to the Shareholder. If Buyer fails to notify Shareholder of its election within such ten (10) day period, Buyer shall be deemed to have elected (i) above.


SECTION 7. POST-CLOSING COVENANTS

                  7.1 General. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party may reasonably request.

                  7.2 Litigation Support. In the event and for so long as any party actively is contesting or defending against any Actions of third parties after the Closing in connection with (a) any transaction contemplated by this Agreement or the Ancillary Agreements or (b) any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to or after the Closing involving the Company, each of the other parties shall cooperate in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 10 below).

                  7.3 Transition. The Shareholder shall not take any action that is designed or intended to have the effect of discouraging any actual or potential lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

                  7.4 Tax Matters.

                  The following provisions shall govern the allocation of responsibility as between Buyer and the Shareholder for certain tax matters following the Closing Date:

                  (a) Buyer shall prepare and file all Tax Returns for the Company for all periods ending on or before the Closing Date which are filed after the Closing Date. Buyer shall permit the Shareholder to review and comment on each such Tax Return described in the preceding sentence prior to filing. The Shareholder shall reimburse Buyer for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes exceed the sum of (i) the reserve for tax liability shown on the face of the Interim Financial Statements plus (ii) 40% of the book income of the Company for such period earned after November 30, 1998.

                  (b) Buyer shall prepare and file any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date and the Buyer or the Company shall pay all Taxes due thereon.

                  (c) Buyer, the Company and the Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.

                  (d) Buyer and Company will provide the Shareholder with access to such of the Company's books and records as may be reasonably requested by the Shareholder in connection with Tax matters relating to the Company and periods ending prior to the Closing Date. Buyer shall cause the Company to preserve and not to discard any documents, books, or records of the Company for at least three years following the Closing Date without first notifying the Shareholder and permitting the Shareholder to keep or copy such documents, books or records.


SECTION 8. CONDITIONS TO THE OBLIGATIONS OF BUYER

                  The obligations of Buyer to purchase and pay for the Shares at the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions, each of which shall be deemed waived by Buyer if Buyer proceeds with the Closing without satisfaction of such condition, unless the parties otherwise agree in writing:

                  8.1 Deliveries. The Shareholder shall have delivered or caused to be delivered all of the items required by Section 3.2 of this Agreement.

                  8.2 Representations, Warranties and Covenants. The representations and warranties set forth in Section 4 shall be true and correct at and as of the Closing. The Shareholder shall have performed or complied with all covenants and agreements contemplated by this Agreement to be performed by such party at or prior to the Closing.

                  8.3 Third-Party Consents. The Shareholder shall have obtained all Consents that may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, if the failure to obtain such Consents prior to Closing could reasonably be expected to have a material adverse effect on the business of the Company following the Closing.

                  8.4 No Material Adverse Change. There shall not have been any material adverse change in any of the assets, business, financial condition or results of operations of the Company.

                  8.5 No Orders or Actions. There shall be no Orders in effect preventing, nor Actions pending seeking to prevent, consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

                  8.6 Employment and Noncompetition Agreement. Buyer shall have entered into the Employment and Noncompetition Agreements with the Shareholder.

                  8.7 Noncompetition Agreements. The Company shall have entered into the Noncompetition Agreements with each of Jean-Paul De Nys, Bernard Van Ommeslaghe and Alain Liedts.

                  8.8 Restricted Stock Agreement. Buyer shall have entered into the Restricted Stock Agreement with the Shareholder.


SECTION 9. CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDER

                  The obligations of the Shareholder to sell the Shares at the Closing is subject to the fulfillment, at or prior to the Closing, of the following conditions, each of which shall be deemed waived by the Shareholder if Shareholder proceeds with the Closing without satisfaction of such condition, unless the parties otherwise agree in writing:

                  9.1 Representations, Warranties and Covenants. The representations and warranties set forth in Section 5 shall be true and correct at and as of the Closing. Buyer shall have performed or complied with all covenants and agreements contemplated by this Agreement to be performed by it at or prior to the Closing.

                  9.2 No Orders or Actions. There shall be no Orders in effect preventing, nor Actions pending seeking to prevent, consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements.

                  9.3 Deliveries. Buyer shall have delivered all of the items required by Section 3.3 of this Agreement.


SECTION 10.  INDEMNIFICATION AND SURVIVAL

                  10.1 Indemnification by the Shareholder. Following the Closing, subject to the terms and conditions of this Section 10, the Shareholder shall indemnify, defend and hold harmless Buyer and its respective officers, directors, employees, agents and Affiliates from and against, and shall reimburse them for, liabilities, damages, claims, penalties, fines, judgments, awards, settlements, Taxes, costs, fees, expenses (including, but not limited to, reasonable attorneys' fees) and disbursements, and any interest that has accrued on any of the foregoing (collectively, "Losses") resulting from or arising in connection with:

                  (a) any breach of or misrepresentation in (i) any representation or warranty made by the Shareholder in this Agreement or (ii) any covenant or agreement made by the Shareholder in this Agreement to be performed at or prior to the Closing;

                  (b) any breach of any covenant or agreement made by the Shareholder performed after the Closing; and

                  (c) the purchase by the Shareholder of the shares of Jean-Paul De Nys, Bernard Van Ommeslaghe and Alain Liedts.

                  10.2 Indemnification by Buyer. Subject to the terms and conditions of this Section 10, Buyer shall indemnify, defend and hold harmless the Shareholder, and his heirs, assigns and successors from and against, and shall reimburse him for, any Losses resulting from or arising in connection with:

                  (a) any breach of or misrepresentation in (i) any representation or warranty made by Buyer in this Agreement; or (ii) any covenant or agreement made by Buyer in this Agreement to be performed at or prior to the Closing; and

                  (b) any breach of any covenant or agreement made by Buyer in this Agreement to be performed after the Closing.

                  10.3 Claims. In the event the Shareholder or Buyer (the "Claimant") desires to make a claim for indemnification pursuant to Sections
10.1 or 10.2 hereof against the other (the "Indemnitor"), the Claimant shall give prompt written notice of the claim to the Indemnitor, describing, in reasonable detail, the nature of the claim. Failure to give such notice shall not affect the indemnification provided hereunder except to the extent that such failure shall have actually prejudiced the Indemnitor as a result thereof.

                  10.4 Third Party Claims. If the Claimant's notice involves a claim against the Claimant by a Person not a party to this Agreement (a "Third Party"), the Indemnitor shall have the exclusive right to defend and settle, at Indemnitor's own expense and by Indemnitor's own counsel, any such matter so long as the Indemnitor pursues the same diligently and in good faith. If the Indemnitor undertakes to defend or settle, it shall promptly notify the Claimant of its intention to do so, and the Claimant shall cooperate, at the sole expense of the Indemnitor, with the Indemnitor and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnitor with any books, records, access to personnel and facilities and other information reasonably requested by the Indemnitor and in the Claimant's possession or control. After the Indemnitor has notified the Claimant of Indemnitor's intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnitor diligently pursues such defense, the Indemnitor shall not be liable for any additional legal expenses incurred by the Claimant in connection with any defense or settlement of such asserted liability; provided, however, that the Claimant shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof, and the Indemnitor shall not settle any such Third Party claim without the consent of the Claimant unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Claimant; and provided further, however, that, if it reasonably appears that such Third Party claim, if proven could result in an aggregate Loss to the Indemnitee of greater than

$5,000,000, then the Indemnitee shall be entitled to reimbursement of reasonable legal fees and expenses incurred in connection with Indemnitee's participation in such defense and settlement discussions. If, upon receiving notice, the Indemnitor does not timely undertake to defend such matter to which the Claimant is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Claimant may undertake such defense through counsel of its choice, at the cost and expense of the Indemnitor, and the Claimant may settle such matter, and the Indemnitor shall reimburse the Claimant for any losses incurred by the Claimant in connection therewith.

                  10.5 Limitations on Indemnification.

                  (a) Subject to Section 10.5(b) below, (i) neither Buyer nor the Shareholder shall be entitled to indemnification under this Agreement until the aggregate amount of all Losses (other than Losses in connection with claims excluded from application of the Basket pursuant to Section 10.5(b)) incurred by such party exceeds $150,000 (the "Basket"), and then such party shall be entitled to indemnification only for the amount by which such Losses incurred by such party exceed the Basket amount; and (ii) the maximum aggregate obligation of the Shareholder or the Buyer with respect to all matters for which either party may seek indemnification under this Agreement shall not exceed $20,600,000 (the "Cap").

                  (b) Neither the Basket nor the Cap provided for in Section 10.5(a) shall apply to any claim made by Buyer based on the representations and warranties contained in any of Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.15, 4.24, and 4.26, or to any claims made by the Shareholder based on the representations and warranties contained in any of Sections 5.2, 5.3, 5.6 and 5.8. Furthermore, neither the Basket nor the Cap shall apply to any indemnification claims made pursuant to Sections 10.1(b), 10.1(c) or 10.2(b).

                  10.6 Survival of Representations and Warranties. All of the representations and warranties of the Shareholder and Buyer contained in Sections 4 and 5 above shall survive the Closing hereunder and continue in full force and effect for a period of 18 months thereafter, except (i) representations and warranties contained in Sections 4.15 and 4.26, which shall survive until the expiration of the longest applicable period of limitations, if any, applicable to the matters therein represented (as such period may be extended pursuant to the request of the appropriate Governmental Authorities), and (ii) representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5, 4.24, 5.2, 5.3, 5.6 and 5.8, which shall survive indefinitely.

                  10.7 Indemnification Exclusive. Except in the case of actual fraud (intentional misrepresentation of a material fact reasonably relied upon by the Claimant), indemnification pursuant to Sections 10.1 or 10.2, subject to all terms, conditions and limitations provided for in this Section 10, shall be the sole and exclusive remedy of the parties hereto or the other parties named as beneficiaries of Sections 10.1 or 10.2 for monetary damages with respect to any claims arising from, under or with respect to this Agreement, the transactions contemplated herein or the matters subject to indemnification hereunder.

                  10.8 General Qualifications on Indemnification.
Notwithstanding any provision of this Section 10 to the contrary, the right of any Claimant to indemnification from an Indemnitor shall be subject to the following:

                  (a) The liability of an Indemnitor with respect to any indemnification claim shall be reduced by the amount of any tax benefit actually realized or any insurance proceeds received by any claimant as a result of any Loss upon which such claim is based, and shall include any tax detriment actually suffered by the claimant as a result of such Loss. The amount of such tax benefit or detriment shall be determined by taking into account the effect, if any, and to the extent determinable, of timing differences resulting from the acceleration or deferral of items of gain or loss resulting from such Loss.

                  (b) A Loss shall include actual damages only and shall not include any special, punitive, multiplied or consequential damages, except to the extent the same are included in a Third Party judgment against the Claimant.

                  (c) Upon payment in full of any indemnification claim, the Indemnitor shall be subrogated to the extent of such payment to the rights of the Claimant against any Third Party with respect to the subject matter of such indemnification claim.

                  (d) An Indemnitor shall be relieved its duty to indemnify Claimant hereunder if and to the extent the Claimant fails to take commercially reasonable steps in good faith to mitigate its Loss, including, but not limited to, failure to pursue recovery under available policies of insurance.

                  (e) Any indemnification payment hereunder shall be deemed an adjustment to the Purchase Price.

                  (f) The Buyer shall not be deemed to have incurred any Loss relative to the Company to the extent such Loss may be charged against reserves established in the Interim Financial Statements.

                  10.9 Payment in Common Stock. The Shareholder may, at his option, pay any claim for indemnification under Section 10.1 in whole or part by surrendering to the Buyer shares of Buyer Common Stock issued as the Stock Payment. If, at the time of such surrender, the Buyer's common stock is listed on any national securities exchange or the NASDAQ Stock Market, the value of each share of Common Stock surrendered for payment of such claim shall be the closing price as reported by such exchange on the NASDAQ Stock Market on the trading day immediately preceding the date of surrender. For the period of one year from the Closing Date, if Buyer's Common Stock is not listed on any such national exchange or the NASDAQ Stock Market, the value of such Common Stock for purposes of paying such claim shall be $11.00 per share; provided, however, that after the first anniversary of the Closing Date, if the Buyer's Common Stock is not listed on any such national exchange or the NASDAQ Stock Market, the value of each share of Common Stock shall be the value on the date of surrender as determined according to the provisions of the Buyer's current Employee Stock Option Agreements. To the extent such valuation is less than $11 per share, however, the Cap as of the time of such valuation will be reduced automatically by an amount equal to the difference between $11 and such lesser per share valuation, multiplied by the number of Stock Payment shares of Common Stock then owned by the Shareholder.


SECTION 11. TERMINATION

                  11.1 Termination of Agreement. This Agreement may be terminated as provided below:

                  (a) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (b) Buyer may terminate this Agreement by giving written notice to the Shareholder at any time prior to the Closing (i) if the Shareholder or the Company have breached any of their covenants contained in this Agreement or if there is any inaccuracy in the representations or warranties made by the Shareholder or the Company in this Agreement, Buyer has notified the Shareholder of such breach or inaccuracy, and the breach or inaccuracy has continued without cure for a period of ten (10) days after such notice or (ii) if the Closing shall not have occurred on or before January 31, 1999 by reason of the failure of any condition precedent under Section 8 hereof (unless the failure results primarily from Buyer breaching any covenant or misrepresenting any representation or warranty contained in this Agreement); and

                  (c) The Shareholder may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) if Buyer has breached any of its covenants contained in this Agreement or if there is any material inaccuracy in the representations or warranties made by Buyer contained in this Agreement, the Shareholder has notified Buyer of such breach or inaccuracy, and the breach or inaccuracy has continued without cure for a period of ten (10) days after such notice or (ii) if the Closing shall not have occurred on or before January 31, 1999 by reason of the failure of any condition precedent under Section 9 hereof (unless the failure results primarily from the Shareholder or the Company or parties under their control breaching any covenant or misrepresenting any representation or warranty contained in this Agreement).

                  11.2 Effect of Termination. A termination of this Agreement shall not in any way limit or restrict the rights and remedies of any party hereto against any other party or parties who or which have willfully breached any of the agreements or other provisions of this Agreement prior to termination hereof.


SECTION 12. MISCELLANEOUS

                  12.1 Waivers and Amendments. This Agreement may be amended or modified only by an instrument in writing duly executed by the parties to this Agreement, which makes specific reference to this Agreement.

                  12.2 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

                           If to Buyer:

                           Conley, Canitano & Associates, Inc.
                           CCAi Renaissance Centre
                           5800 Landerbrook Drive
                           Mayfield Heights, OH  44124
                           Facsimile No. (440) 684-6700
                           Attention:  Nicholas A. Canitano

                           With a copy to Buyer's counsel:

                           Jones, Day, Reavis & Pogue
                           North Point
                           901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Facsimile No.:  (216) 579-0212
                           Attention:  John M. Saada, Jr., Esq.

                           If to the Shareholder:

                           Luc De Groof
                           Five Concourse Parkway
                           Suite 2875
                           Atlanta, Georgia  30328



                           With copies to:

                           John H. Spillman, Esq.
                           Suite 3100, Promenade II
                           1230 Peachtree Street, N.E.
                           Atlanta, Georgia  30309-3592
                           Facsimile No.: (404) 815-3509

                  12.3 Fees and Expenses. Each party shall bear his or its own costs, fees and expenses (including attorneys' and advisors' fees and expenses) incurred in connection with the negotiation, preparation, execution and Closing of this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby; provided, however, that the Company shall pay at or prior to Closing all legal or accountants' fees incurred by the Company or the Shareholder in connection with the negotiation, preparation, execution and Closing of this Agreement, up to a maximum of $200,000.

                  12.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the parties hereto, but no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties hereto; provided, however, that the Buyer may assign the rights, obligations and liabilities to an affiliate of the Buyer without such consent.

                  12.5 Choice of Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal, substantive laws of the State of Georgia.

                  12.6 Dispute Resolution. Except with respect to matters as to which injunctive relief is being sought, any dispute arising out of or relating to this Agreement or the transactions contemplated hereunder that has not been settled within thirty (30) days by good faith negotiation between the parties to this Agreement shall be submitted to the American Arbitration Association (AAA) for final and binding arbitration pursuant to AAA's Commercial Arbitration Rules. If the Buyer is the party bringing the claim subject to dispute, the venue for such arbitration shall be Atlanta, Georgia. If the Shareholder is the party bringing the claim subject to dispute, the venue for such arbitration shall be in Cleveland, Ohio. Such proceedings shall be guided by the following agreed upon procedures, which shall govern to the extent of any inconsistency with the AAA Commercial Arbitration Rules:

                  (a) mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

                  (b) no other discovery;

                  (c) hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three (3) hours; such hearings to take place on one (1) or two (2) days at a maximum;

                  (d) decision to be rendered not more than ten (10) days following such hearings; and

                  (e) punitive damages shall not be permitted under any circumstances.

                  12.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  12.8 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

                  12.9 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless the context otherwise requires, any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder. Unless the context otherwise requires, the use of the singular shall include the plural, the use of the masculine shall include the feminine, and vice versa. The word "including" shall mean including without limitation.

                  12.10 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  12.11 Headings and Recitals. The section Headings and Recitals contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  12.12 Counterparts. This Agreement may be executed concurrently in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  12.13 Knowledge. Wherever any statement in this Agreement or the Schedules hereto is qualified to the Shareholder's "knowledge" or the "best of Shareholder's knowledge", or words of similar import, such reference shall be to the Shareholder's actual knowledge after due inquiry and reasonable investigation as to the matters subject to such qualification, and shall not include knowledge imputed to the Shareholder for any reason.



                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the day and year first above written.


                                        CONLEY, CANITANO & ASSOCIATES, INC.



                                        By: /s/ PAUL FARMER
                                            ------------------------------------
                                        Title: Chief Financial Officer



                                            /s/ LUC DE GROOF
                                            ------------------------------------
                                            Luc De Groff